Exhibit 5(2)

May 4, 2004

Union Pacific Corporation

1416 Dodge Street

Omaha, NE 68179

Re:	Union Pacific Corporation $250,000,000 6.25% Debentures due 2034

Ladies and Gentlemen:

I am Senior Corporate Counsel of Union Pacific Corporation, a Utah corporation (the “Company”), and have advised the Company in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-111185) (the “Registration Statement”) and (ii) the offering of $250,000,000 aggregate principal amount of the Company’s 6.25% Debentures due 2034 (the “Debentures”) under the Registration Statement, as described in the Prospectus, dated December 29, 2003, and included as part of the Registration Statement (the “Prospectus”), and the Prospectus Supplement, dated May 3, 2004 (the “Prospectus Supplement”). The Debentures are being issued pursuant to the Indenture, dated as of April 1, 1999 (the “Indenture”), between the Company and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee (the “Trustee”). I am rendering this opinion in connection with the referenced offering of the Notes.

I, or attorneys under my supervision, have examined the Indenture and such other documents and made such other investigations as I have deemed necessary or advisable for purposes of rendering this opinion. Except with respect to the Company, I have assumed the genuineness of all signatures and the legal capacity and authority of all individuals in connection with my review of such documents.

Based on the foregoing and assuming that (i) the Global Security (as defined in the Prospectus Supplement) is duly authenticated by the Trustee in accordance with the Indenture and (ii) the Debentures are offered and sold in the manner described in the Prospectus Supplement and the Prospectus, I am of the opinion that the Debentures constitute binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally and subject to general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to any references to me contained therein.

Very truly yours,

/S/ JAMES J. THEISEN, JR.